UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 15, 2009

PolyOne Corporation
(Exact Name of Registrant as Specified in Charter)

Ohio	1-16091	34-1730488
(State or Other	(Commission File No.)	(I.R.S. Employer
Jurisdiction		Identification No.)
of Incorporation)

PolyOne Center, 33587 Walker Rd.
Avon Lake, Ohio 44012
(Address of Principal Executive Offices)    (Zip Code)

Registrant’s telephone number, including area code:
(440) 930-1000

N/A

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05	Costs Associated with Exit or Disposal Activities.

On January 15, 2009, PolyOne Corporation (the “Company”) determined that it will enact further cost saving measures that include eliminating approximately 370 jobs worldwide, implementing reduced work schedules for another 100 to 300 employees and closing or idling certain facilities.  The Company’s production facility at Niagara Falls, Ontario, Canada will be closed.  While the final closing date for the Niagara Falls facility and the timing for the elimination of jobs will depend on a number of factors, the Company anticipates the Niagara Falls facility will be closed by the end of the first quarter of 2009 and the elimination of jobs will be complete by the end of the second quarter of 2009.  These cost savings and restructuring measures are designed to enhance the Company’s long-term performance while helping to mitigate the near-term effects of the economic downturn as a result of recent unprecedented declines in demand resulting from the deteriorating global economic climate.

The Company anticipates that it will incur approximately $45 million of charges in connection with these measures, which are comprised of the following:

•	$35 million of cash charges, primarily for employee separation and severance; and
•	$10 million of non-cash charges related to property, plant and equipment accelerated depreciation and write-downs to net realizable value.

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 15, 2009, pursuant to authority delegated on October 2, 2008 to the Chair of the Compensation and Governance Committee of the Board of Directors of the Company (the “Committee”), the Chair of the Committee approved the First Amendment to The Geon Company Section 401(a)(17) Benefit Restoration Plan (December 31, 2007 Restatement) (the “Plan”), which amends the Plan effective March 20, 2009 to permanently freeze future benefit accruals and provides that participants will not receive credit under the Plan for any eligible earnings paid on or after that date.  All accrued benefits under the Plan will remain in-tact, and service credits for vesting and retirement eligibility will continue in accordance with the terms of the Plan.

On January 15, 2009, pursuant to authority delegated to the Chair of the Committee, the Chair of the Committee also approved Amendment No. 1 to the PolyOne Supplemental Retirement Benefit Plan (As Amended and Restated Effective December 31, 2007) to eliminate transition contributions under this plan after March 20, 2009.

This Current Report on Form 8-K contains statements that are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  Forward-looking statements give current expectations or forecasts of future events and are not guarantees of future performance.  They are based on management’s expectations that involve a number of business risks and uncertainties, any of which could cause actual results to differ materially from those expressed in or implied by the forward-looking statements.  You can identify these statements by the fact that they do not relate strictly to historic or current facts.  They use words such as “will,” “anticipate,” “estimate,” “expect,” “project,” “intend,” “plan,” “believe,” and other words and terms of similar meaning in connection with any discussion of future operating or financial performance and/or sales.  In particular, these forward-looking statements include statements regarding the cost savings and restructuring measures, as well as future performance and financial results.  Specifically, all of the charges in this Current Report on Form 8-K are estimates and are therefore subject to change.  Factors that could cause actual results to differ materially include, but are not limited to:

•	the timing of the closing or idling of the affected facilities;
•	separation and severance amounts that differ from original estimates because of the timing of employee terminations;
•	amounts for non-cash charges relating to property, plant and equipment that differ from the original estimates because of the ultimate fair market value of such property, plant and equipment; and
•	the success of our cost savings and restructuring measures.

We cannot guarantee that any forward-looking statement will be realized, although we believe we have been prudent in our plans and assumptions.  Achievement of future results is subject to risks, uncertainties and inaccurate assumptions.  Should known or unknown risks or uncertainties materialize, or should underlying assumptions prove inaccurate, actual results could vary materially from those anticipated, estimated or projected.  Investors should bear this in mind as they consider forward-looking statements.

We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise, except as required by law.  You are advised, however, to consult any further disclosures we make on related subjects in our reports on Form 10-Q, 8-K and 10-K that we provide to the Securities and Exchange Commission.  You should understand that it is not possible to predict or identify all risk factors.  Consequently, you should not consider any list to be a complete set of all potential risks or uncertainties.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

POLYONE CORPORATION

Date: January 22, 2009	By:	/s/ Robert M. Patterson
Name: Robert M. Patterson
Title: Senior Vice President and Chief Financial Officer